Exhibit 8.1

April 22, 2005

Board of Directors	Board of Directors
Security Bank Corporation	SouthBank
P.O. Box 4748	155 Towne Lake Parkway
Macon, Georgia 31208	Woodstock, Georgia 30188

Re: Merger of SouthBank into Security Interim Bank

Ladies and Gentlemen:

You have requested our opinion as to the tax consequences under the Internal Revenue Code of 1986, as amended (the “Code”) of the proposed merger (the “Merger”) of SouthBank (“SouthBank”), a corporation organized and existing under the laws of the State of Georgia with its principal office located in Woodstock, Georgia with and into Security Interim Bank (“Merger Sub”), a corporation organized and existing under the laws of the State of Georgia, and a direct, wholly-owned subsidiary of Security Bank Corporation (“SBKC”), a corporation organized and existing under the laws of the State of Georgia with its principal office located in Macon, Georgia, with Merger Sub as the surviving entity, in accordance with that certain Agreement and Plan of Merger (the “Merger Agreement”) dated January 19, 2005, as amended on March 9, 2005, and incorporated herein by reference. Specifically, you have requested us to opine that the Merger will constitute a “tax-free” reorganization within the meaning of Section 368 of the Code.

In rendering the opinions expressed below, we have examined the following documents (the “Documents”):

(a)	The Merger Agreement and amendments thereto;

(b)	The Officer’s Tax Certificates of SouthBank and SBKC that have been delivered to the undersigned and incorporated herein by reference;

(c)	The Proxy Statement of SouthBank and the Prospectus for SBKC; and

(d)	Such other documents and records as we have deemed necessary in order to enable us to render the opinions expressed below.

In rendering the opinions expressed below, we have assumed, without any independent investigation or verification of any kind, that all of the information as to factual matters contained in the Documents is true, correct, and complete. Any inaccuracy with respect to factual matters contained in the Documents or incompleteness in our understanding of the facts could alter the conclusion reached in this opinion.

Board of Directors

Security Bank Corporation

South Bank

In addition, for purposes of rendering the opinions expressed below, we have assumed with your permission, that (i) all signatures on all Documents reviewed by us are genuine, (ii) all Documents submitted to us as originals are true and correct, (iii) all Documents submitted to us as copies are true and correct copies of the originals thereof, (iv) each natural person signing any Document reviewed by us had the legal capacity to do so, and (v) the Merger and the transactions contemplated in the Merger Agreement will be effected in accordance with the terms thereof.

Finally, with your permission we have assumed that the sum of (i) the amount of any cash and the value of any property other than SBKC stock paid to SouthBank shareholders in exchange for their SouthBank stock in connection with the Merger, (ii) the amount of any cash and the value of any property other than SBKC stock paid to SouthBank shareholders who exercise their statutory right to dissent to the Merger, (iii) the amount of cash and the value of any property other than SBKC stock given as consideration by SBKC (or a person related to SBKC within the meaning of Treasury Regulation Section 1.368-1(e)(2)) in exchange for SouthBank stock prior to, but in contemplation of, the Merger or in redemption of SBKC stock after the Merger, and (iv) the amount of cash paid to SouthBank shareholders in lieu of the issuance of fractional shares of SBKC stock will not exceed fifty percent (50%) of the sum of the total value of the SouthBank stock outstanding immediately prior to the effective time of the Merger and the total value of any SouthBank stock purchased by SBKC (or a person related to SBKC within the meaning of Treasury Regulation Section 1.368-1(e)(2)) prior to, but in contemplation of, the Merger.

OPINION

Based upon the foregoing, it is our opinion that the Merger will constitute a reorganization within the meaning of Code Sections 368(a)(1)(A) and (a)(2)(D) to which SouthBank, SBKC, and Merger Sub are parties. Accordingly, it is our opinion that:

a.	No gain or loss will be recognized for federal income tax purposes by a SouthBank shareholder upon the exchange of shares of SouthBank stock solely (but not including cash received in lieu of fractional shares) for shares of SBKC stock. Code Section 354(a).

Board of Directors

Security Bank Corporation

South Bank

b.	Gain, but not loss, will be recognized for federal income tax purposes by a SouthBank shareholder upon the exchange of shares of SouthBank stock for shares of SBKC stock and cash. The amount of gain that will be recognized by a SouthBank shareholder will equal the lesser of the cash received by the shareholder (not including cash received in lieu of fractional shares, which will be taxed in accordance with c. below) or the amount of gain realized by the shareholder. Code Section 356(a)(1). The amount of gain realized by the shareholder will equal the excess, if any, of the cash received (not including cash received in lieu of fractional shares) plus the fair market value of the SBKC stock received in the Merger over the shareholder’s basis in his or her SouthBank stock. Code Section 1001. Generally, any gain or loss recognized by any such SouthBank shareholder will be capital gain or loss, provided (i) the SouthBank common stock constitutes a capital asset in the hands of such shareholder at the time of the Merger, and (ii) the requirements of one of Section 302(b)(1), (2), or (3) of the Code are met. The determination of whether the requirements of one of Section 302(b)(1), (2), or (3) of the Code are met will be made based upon the assumption that each SouthBank shareholder received only SBKC stock in the Merger and that a portion of the SBKC stock was then redeemed for cash. Commissioner v. Clark, 489 U.S. 726 (1989). In addition, each SouthBank shareholder in making the determination of whether the requirements of one of Section 302(b)(1), (2) or (3) of the Code are met, must include both the SBKC stock and cash consideration received for his or her SouthBank stock and the SBKC stock and cash consideration received for SouthBank stock owned by persons related to the SouthBank shareholder as defined in Section 318 of the Code. Code Section 356(a)(2). In that the facts that need to be known in order to determine whether one of the redemption tests is met are personal to each shareholder, each affected SouthBank shareholder will need to consult with such shareholder’s own tax advisor for the tax effect of such redemption (i.e., exchange treatment or dividend).

c.	Cash received in lieu of fractional shares will be treated for federal income tax purposes as if the fractional shares were distributed and then redeemed by SBKC. The cash payments will be treated as having been received as a distribution in exchange for the fractional shares redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116.

d.

The basis of the SBKC stock, not including a fractional share, if any, of SBKC stock (that is treated as issued in the Merger and immediately redeemed), that is received by a SouthBank shareholder in the Merger will equal the shareholder’s

Board of Directors

Security Bank Corporation

South Bank

basis in the SouthBank stock surrendered therefore (not including that portion of such basis allocated to the fractional share, if any, of of SBKC received by such shareholder) decreased by the amount of cash received by such shareholder in the Merger and increased by the amount of dividend income or gain recognized by such shareholder as a result of the Merger. Code Section 358(a)(1).

e.	The holding period of the SBKC stock received by a SouthBank shareholder will include the period during which such shareholder held the SouthBank stock surrendered therefor, provided the SouthBank stock was a capital asset in the hands of such shareholder at the time of the Merger. Code Section 1223(1).

f.	A SouthBank shareholder receiving solely cash in exchange for his or her SouthBank stock in the Merger, including cash received pursuant to such shareholder’s statutory right to dissent in connection with the Merger, generally will recognize gain or loss equal to the difference between the amount of cash so received and the basis in his or her SouthBank common stock surrendered in the Merger.

g.	No gain or loss will be recognized by SouthBank or Merger Sub as a consequence of the Merger. Code Section 361(a).

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Our opinions are based upon the facts as they exist today, the existing provisions of the Code, Treasury Regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service, and existing federal case law, any of which could be changed at any time. Any such change may be retroactive in application and could modify the legal conclusion upon which our opinions are based.

In addition, this opinion does not address any tax considerations under foreign, state, or local laws, or the tax considerations to certain SouthBank shareholders in light of their particular circumstances, including persons who are not United States persons, dealers in securities, tax-exempt entities, shareholders who do not hold SouthBank common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code, and shareholders who acquired their shares of SouthBank stock pursuant to the exercise of SouthBank options or otherwise as compensation.

Board of Directors

Security Bank Corporation

South Bank

This opinion letter is being furnished only to the party to which it is addressed and is solely for its benefit. No other person shall be entitled to rely on the opinions contained herein without our prior express written consent. Except for its inclusion in the Registration Statement on Form S-4 of SBKC, to which this opinion is attached as an exhibit with our consent, this opinion letter may not be used, circulated, quoted, published, or otherwise referred to for any purpose without our prior express written consent. Our opinions are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

Very truly yours,

/s/ POWELL GOLDSTEIN LLP